PROSPECTUS SUPPLEMENT NO. 3                     Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated May 7, 2004                      Registration No. 333-115061

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.

         This Prospectus Supplement No. 3 supplements the information contained in that certain Prospectus, dated May 7, 2004, of Perma-Fix Environmental Services, Inc. (the "Company"), relating to the offer and sale from time to time of up to 6,391,651 shares of the Company's common stock by the individuals and entities named on page 13 in the Prospectus under the section entitled "SELLING STOCKHOLDERS." This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated May 7, 2004, as amended by the Prospectus Supplement No. 1, dated October 27, 2005, and the Prospectus Supplement No. 2, dated December 21, 2005 (collectively, the "Prospectus"), and any other amendments or supplements thereto.

         Omicron Master Trust ("Omicron") is listed in the Selling Stockholders table on page 13 of the Prospectus as beneficially owning a total of 300,000 shares of common stock, comprised of 222,222 shares held directly and 77,778 shares to be issued upon exercise of a warrant (the "Omicron Warrant"). Under the terms of the Omicron Warrant, on or about April 1, 2006, Omicron assigned a portion of the Omicron Warrant to Rockmore Investment Master Fund Ltd. ("Rockmore"). Pursuant to the assignment, the Company has canceled the original warrant for 77,778 shares of common stock and issued two replacement warrants, the first for 24,637 shares issuable to Rockmore and the second for 53,141 shares issuable to Omicron.

         The Selling Stockholders table beginning on page 13 of the Prospectus is hereby amended by (a) reducing the shares listed beneficially owned by Omicron, (b) revising footnote 13 to reflect Omicron's beneficial ownership of 275,363 shares, (c) inserting Rockmore as a Selling Stockholder and (d) adding footnote 20 to disclose Rockmore's beneficial ownership of 24,637 shares issuable upon exercise of a warrant. The number of shares of common stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholders listed below, the Selling Stockholders table beginning on page 13 of the Prospectus remains unchanged.

                                                   SHARES OWNED        SHARES BEING      SHARES OWNED
                                                  BEFORE OFFERING        OFFERED        AFTER OFFERING
                                               ---------------------   ------------   -------------------
SELLING STOCKHOLDER                             NUMBER       PERCENT      NUMBER       NUMBER     PERCENT
--------------------------------------------   --------     --------   ------------   --------   --------
Omicron Master Trust                            275,363(13)        *        275,363         --         --
Rockmore Investment Master Fund Ltd.             24,637(20)        *         24,637         --         --

(13) Includes 222,222 shares, and 53,141 shares issuable upon the exercise of warrants, issued in connection with the private placement discussed under "Recent Developments - Private Placement." Prior to the date of this Prospectus Supplement No. 3 Omicron sold the 222,222 shares included in the Prospectus, and currently beneficially owns only the 53,141 shares issuable upon exercise of warrants. We have been advised by Omicron Master Trust as follows: Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owner by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D) controls Omicron and Winchester.

(20) Includes 24,637 shares issuable upon the exercise of warrants that were issued in connection with the private placement discussed under "Recent Developments - Private Placement." The following beneficial ownership information was provided to us by Rockmore Investment Master Fund Ltd. Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 15, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

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      The date of this Prospectus Supplement No.3 is as of August 30, 2006

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